Exhibit 23.1

Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement of Leading Brands, Inc. on Form S-8 of our report on the financial statements appearing in the Annual Report on Form 20-F of Leading Brands, Inc. for the year ended February 29, 2012.

Chartered Accountants

Vancouver, British Columbia
July 25, 2012

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.